Exhibit 2.1



                   ORYX INSTRUMENTS AND MATERIALS CORPORATION
                   Stock Purchase and Reorganization Agreement
                     ---------------------------------------

                                February 27, 1998






















                                                 TABLE OF CONTENTS

                                                                                                               Page
1.       Purchase and Sale of Stock; Distribution of Materials Business and Other Assets.........................24

   1.1   Distribution of Materials Business and Other Assets and Assumption of Liabilities.......................24
   1.2   Sale and Issuance of Stock..............................................................................25
   1.3   Redemption of Stock.....................................................................................25
   1.4   Closing.................................................................................................26

2.       Representations and Warranties of I&M...................................................................28

   2.1   Organization, Good Standing and Qualification...........................................................28
   2.2   Capitalization and Voting Rights........................................................................28
   2.3   Subsidiaries............................................................................................29
   2.4   Authorization...........................................................................................29
   2.5   Governmental Consents...................................................................................29
   2.6   Litigation..............................................................................................29
   2.7   Proprietary Information Agreements......................................................................30
   2.8   Patents and Trademarks..................................................................................30
   2.9   Compliance with Other Instruments.......................................................................30
   2.10  Material Agreements; Action.............................................................................31
   2.11  Permits. 31
   2.12  Environmental and Safety Laws...........................................................................31
   2.13  Manufacturing and Marketing Rights......................................................................32
   2.14  Registration Rights.....................................................................................32
   2.15  Corporate Documents.....................................................................................32
   2.16  Title to Property and Assets............................................................................32
   2.17  Financial Statements....................................................................................32
   2.18  Employee Benefit Plans..................................................................................33
   2.19  Insurance...............................................................................................33
   2.20  Labor Agreements and Actions............................................................................33

3.       Representations, Covenants and Warranties of OTC........................................................34

   3.1   Organization, Good Standing and Qualification...........................................................34
   3.2   Authorization...........................................................................................34
   3.3   Patents and Trademarks..................................................................................34
   3.4   Material Agreements; Action.............................................................................35
   3.5   Environmental and Safety Laws...........................................................................35
   3.6   Financial Statements....................................................................................35
   3.7   Release of Liens........................................................................................35
   3.8   Tax Matters.............................................................................................36

4.       Representations and Warranties of the Purchaser.........................................................37

   4.1   Authorization...........................................................................................37
   4.2   Purchase Entirely for own Account.......................................................................38
   4.3   Disclosure of Information...............................................................................38
   4.4   Investment Experience...................................................................................38
   4.5   Accredited Investor.....................................................................................38
   4.6   Restricted Securities...................................................................................38

5.       Conditions of Purchaser's Obligations at Closing........................................................38

   5.1   Representations and Warranties..........................................................................39
   5.2   Performance.............................................................................................39
   5.3   Closing Certificates....................................................................................39
   5.4   Government Approvals....................................................................................39
   5.5   Proceedings and Documents...............................................................................39
   5.6   Board of Directors......................................................................................39
   5.7   Opinion of Company Counsel..............................................................................40
   5.8   Distribution of Materials Business......................................................................40
   5.9   Indebtedness............................................................................................40

6.       Conditions of I&M's Obligations at Closing..............................................................40

   6.1   Representations and Warranties..........................................................................40
   6.2   Payment of Purchase Price...............................................................................40
   6.3   Closing Certificate.....................................................................................40
   6.4   Qualifications..........................................................................................40

7.       Conditions of OTC's Obligations at Closing..............................................................41

   7.1   Representations and Warranties..........................................................................41
   7.2   Redemption Price........................................................................................41
   7.3   Pledge Agreement and New Shares.........................................................................41

8.       Post Closing Covenants..................................................................................41

   8.1   Tax Matters and Post-Closing Cooperation................................................................41
   8.2   Transition Services.....................................................................................43
   8.3   Non Competition; Non Solicitation.......................................................................43
   8.4   Intragene(TM)License......................................................................................43

9.       Indemnification.........................................................................................43

   9.1   Survival of Representations and Warranties..............................................................43
   9.2   Indemnification.........................................................................................43

10.      Miscellaneous...........................................................................................45

   10.1  Successors and Assigns..................................................................................45
   10.2  Governing Law...........................................................................................45
   10.3  Counterparts............................................................................................45
   10.4  Titles and Subtitles....................................................................................45
   10.5  Notices. 45
   10.6  Finder's Fee............................................................................................45
   10.7  Expenses................................................................................................46
   10.8  Amendments and Waivers..................................................................................46
   10.9  Severability............................................................................................46
   10.10 Arbitration of Disputes.................................................................................46
   10.11 Entire Agreement........................................................................................47


                                    SCHEDULES


SCHEDULE OF EXCEPTIONS

EXHIBIT A                 --........Form of Promissory Note
EXHIBIT B                 --........Form of Pledge Agreement
EXHIBIT C                 --........Form of Stockholders Agreement
EXHIBIT D                 --........Form of Services Agreement

                   STOCK PURCHASE AND REORGANIZATION AGREEMENT


                  THIS STOCK PURCHASE AND REORGANIZATION AGREEMENT (this "Agreement") is made as of the 27th day of February 1998, by and among Oryx Technology Corp., a Delaware corporation ("OTC"), Corus Investment Ltd., a Bahamas Company ("Purchaser") and Oryx Instruments and Materials Corporation, a Delaware corporation and wholly-owned subsidiary of OTC ("I&M").

                                                      RECITALS

         A. Purchaser and OTC desire to enter into a transaction pursuant to which the ATI sputtering targets and materials division of I&M (the "Materials Business"), together with certain other assets of I&M, will be distributed to OTC and Purchaser shall acquire an eighty percent (80%) ownership interest in I&M.

         B. In order to accomplish this transaction, Purchaser desires to purchase from I&M eight million (8,000,000) shares of Class A Common Stock, par value $.001 (the "Common Stock") of I&M (the "New Shares"), and I&M wishes to issue such Common Stock to the Purchaser, on the terms set forth in this Agreement.

         C. Immediately following the sale of the New Shares, I&M wishes to redeem eight million (8,000,000) shares of the Common Stock (the "Redeemed Shares") currently held by OTC, on the terms set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the OTC, I&M and the Purchaser, intending to be legally bound, agree as follows:


Purchase and Sale of Stock; Distribution of Materials Business and Other Assets

Distribution of Materials Business and Other Assets and Assumption of
Liabilities.

     Immediately prior to the Closing (as defined below), I&M shall distribute to OTC the assets comprising the materials business previously conducted by I&M as well as certain other assets (the "Transferred Assets") as described in the pro-forma I&M balance sheet and disclosure schedules dated as of February 28, 1998, as same shall be updated and upon OTC's completion of its annual audit for the fiscal year ending February 28, 1998.

     Simultaneously with the distribution to OTC of the Transferred Assets, OTC shall assume the following liabilities of I&M (the "Transferred Liabilities") as described in the pro-forma I&M balance sheet and disclosure schedules dated as of February 28, 1998, as same shall be updated and upon OTC's completion of its annual audit for the fiscal year ending February 28, 1998. Such Transferred Liabilities shall include, but not be limited to:

          (i) all accounts payable, deferred revenues, contract liabilities, and other liabilities, contingent or non-contingent, but in each of the foregoing items, only such as relating to the Materials Business, including but not limited to the accounts payable and other liabilities (the "Assumed Liabilities");

          (ii) all payroll liabilities relating to the employment of each person employed by I&M other than in the Materials Business on the Closing Date (the "Retained I&M Employees") through and including the Closing Date (other than for accrued vacation, sick pay, bonuses, and personal days which have accrued, all of which remain the obligation of I&M); and

          (iii) all payroll liabilities relating to the employment of those I&M Employees employed in the Materials Business who are or otherwise identified on Schedule 1.1.6 (the "Materials Business Employees"), whether arising before or after the Closing Date.

Sale and Issuance of Stock.

     At the Closing, I&M shall issue and sell to the Purchaser, and the Purchaser shall purchase from I&M, the New Shares. The aggregate purchase price payable by the Purchaser for such New Shares shall be Five Hundred Thousand Dollars ($500,000) (the "Purchase Price").

Redemption of Stock.
          (a)......At  the Closing,  immediately  after the sale and issuance of
Stock described in Section 1.2 above, I&M shall redeem from OTC, and OTC shall sell to I&M, the Redeemed Shares. The aggregate redemption price payable by I&M for such Redeemed Shares shall be One Million Five Hundred Thousand Dollars ($1,500,000) (the "Redemption Price"). The Redemption Price shall be paid by I&M as follows: (i) Five Hundred Thousand Dollars ($500,000) payable at the Closing by wire transfer to an account designated by OTC (the "Closing Amount"); and
(ii) a non interest-bearing promissory note in the amount of One Million Dollars ($1,000,000) payable Three Hundred Thirty Three Thousand, Three Hundred Thirty Three Dollars ($333,333) on the twelve (12) month anniversary of the Closing and Six Hundred Sixty Six Thousand, Six Hundred Sixty Seven Dollars ($666,667) on the twenty four (24) month anniversary of the Closing (the "Promissory Note"). The Promissory Note shall be in the form of Exhibit A to this Agreement. The Promissory Note shall be secured by a pledge of Purchaser's interest in the New Shares pursuant to a pledge agreement in the form of Exhibit B to this Agreement (the "Pledge Agreement").

          (b)......OTC  agrees to promptly pay (and in no event later than three
(3) business days after the Closing Date), with the proceeds of the Closing Amount, the debt owed to any creditors of OTC or I&M on that portion of inventory which will be retained by I&M after the Closing Date, such amount to be approximately $279,031. As security for such payment, OTC hereby pledges 2,000,000 shares of Common Stock of I&M to I&M, and agrees to deliver such shares to I&M and execute any documents necessary to effect such transfer, should OTC fail to comply with the provisions of this Section 1.3(b).

Closing.
          (a) The closing (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California at 10:00 a.m. (Pacific time), on February 27, 1998, or at such other time and place as I&M, the Purchaser and OTC may mutually agree upon orally or in writing (which time and place is hereinafter referred to as the "Closing Date").

          (b)     At the Closing, I&M shall deliver to the Purchaser:

               (i) a stock certificate representing the New Shares issuable to the Purchaser pursuant to Section 1.2(a) above, and the Purchaser shall pay the Purchase Price in cash;

               (ii) resolutions (in form satisfactory to the Purchaser) of the board of directors and the shareholders of I&M, as applicable, (A) authorizing and reserving for issuance a sufficient number of shares of Common Stock, and that the Common Stock, and (B) approving this Agreement and the other transactions and agreements contemplated hereby; and

          (c)      At the Closing, OTC shall deliver to the Purchaser:

               (i) a Certificate (the "OTC Closing Certificate") stating that, except as expressly as set forth in the OTC Closing Certificate, (A) each of the representations and warranties made by OTC in this Agreement was accurate in all material respects as of the date of this Agreement, except with respect to the matters contained in all supplements to or updates of the Schedule of Exceptions (as defined in Section 2 below) delivered to the Purchaser at or prior to the Closing, and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that OTC is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 5 below has been satisfied in all material respects;

               (ii) resolutions (in form satisfactory to the Purchaser) of the board of directors of OTC, authorizing the execution of this Agreement;

               (iii) a Certificate or other document satisfactory to counsel to Purchaser executed by KBK Financial ("KBK") which shall state that as of the Closing Date, I&M has no liabilities for any indebtedness of OTC or any affiliate of OTC to KBK other than the indebtedness of I&M to KBK ("OTC Indebtedness") and that immediately following the Closing (after OTC has taken such action which is contemplated by Section 1.3(b)) KBK shall have no liens on the assets of I&M and that KBK has released and discharged all liens that it may hold on the assets of I&M (other than assets relating to the Materials Business) with respect to OTC Indebtedness; and

               (iv) evidence satisfactory to Purchaser that any approvals required by any governmental authority or other person shall have been obtained.

          (d) At the Closing, OTC shall deliver to I&M a stock certificate representing the Redeemed Shares purchased from OTC pursuant to Section 1.2(a) above; and

          (e) At the Closing, the Purchaser shall deliver to I&M:

               (i) the Purchase Price in the manner contemplated by Section 1.2 above; and

               (ii) a Certificate (the "Purchaser Closing Certificate") setting forth the Purchaser's representations and warranties that, expressly as set forth in the Purchaser Closing Certificate, (A) each of the representations and warranties made by the Purchaser in this Agreement was accurate in all material respects as of the date of this Agreement, and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that the Purchaser is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Sections 6 and 7 below has been satisfied in all material respects.

          (f)     At the Closing, I&M shall deliver to OTC:


               (i) the Redemption Price in the form described in Section 1.3 above;

               (ii) an executed copy of a Stockholders Agreement in the form of Exhibit C (the "Stockholders Agreement").

          (g)     At the Closing, Purchaser shall deliver to OTC:

               (i) an executed copy of the Pledge Agreement;

               (ii) an executed copy of the Stockholders Agreement;

               (iii) evidence satisfactory to OTC of a letter of indemnity in favor of I&M for $700,000, such letter to be irrevocable and to be effective for not less than 12 months; and

               (iv) the stock certificate representing the New Shares, together with a stock power endorsed in blank.




Representations and Warranties of I&M.
                  I&M hereby represents and warrants to the Purchaser that, except as set forth on a schedule of exceptions (the "Schedule of Exceptions") furnished to the Purchaser and special counsel for the Purchaser, which exceptions shall be deemed to be representations and warranties as if made hereunder:


Organization, Good Standing and Qualification.
                  I&M is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Schedule of Exceptions contains all of the jurisdictions in which I&M is qualified to do business. I&M is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its financial position, results of operations, business or properties. I&M has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the New Shares and to carry out the provisions of this Agreement, including the provisions of the redemption of the Redemption Shares.


Capitalization and Voting Rights.

          (a) The authorized capital of I&M consists, or will consist immediately prior to the Closing, of: (i) Twenty Million (20,000,000) shares of Common Stock, all of which have been designated "Class A Common Stock," Ten Million (10,000,000) shares of which are issued and outstanding, fully paid and nonassessable all of which shares are held by OTC, and the rights, privileges and preferences of which are described in the Amended Certificate of Incorporation of I&M, a current copy of which has been provided to Purchaser (the "Certificate of Incorporation"); (ii) Five Million shares of "Class B Common Stock," par value $.001, none of which are issued and outstanding; and
(iii) Five Million (5,000,000) shares of "Preferred Stock," par value $.001, none of which are issued and outstanding. As of the date of this Agreement, options to purchase 1,047,000 shares of Common Stock are issued and outstanding and held by the persons and in the amounts specified in the Schedule of Exceptions, of which options to purchase 343,050 shares were exercisable as of February 27, 1998 and held by the persons and in the amounts specified in the Schedule of Exceptions (the "Existing Options"). Except for the Existing
Options, there are no outstanding options, subscriptions, calls, warrants, rights (including conversion, exchange or preemptive rights) or agreements for the purchase or acquisition from I&M of any shares of the capital stock or other securities of I&M. I&M is not a party or subject to any agreement or understanding, and, to the best of OTC's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of I&M.

          (b) The New Shares will, upon payment for the same being received pursuant to this Agreement, be duly and validly authorized and issued, fully paid and nonassessable shares of Common Stock of the Company. Based in part upon the representations of Purchaser, the offer and sale of the New Shares is exempt from registration under the Securities Act of 1933, as amended and from qualification under the California Corporate Securities Law of 1968. The Common Stock to be issued pursuant to this Agreement has been duly authorized and reserved for issuance.


Subsidiaries.

          I&M does not have any subsidiaries. I&M does not have, or have a right to, own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. I&M is not a participant in any joint venture, partnership, or similar arrangement.


Authorization.

          All corporate action on the part of I&M, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of I&M hereunder, and the authorization, issuance, sale and delivery of the Common Stock being sold hereunder and the redemption of Common Stock being redeemed hereunder constitute valid and legally binding obligations of I&M, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.


Governmental Consents.

          No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of I&M is required in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.


Litigation.

          (a) There is no action, suit, proceeding or investigation pending or currently threatened against I&M that questions the validity of this Agreement or the right of I&M to enter into such agreement, or to consummate the transactions contemplated hereby.

          (b) There is no action, suit, proceeding or investigation pending or currently threatened in writing against I&M that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of I&M, financially or otherwise, or any change in the current equity ownership of I&M. I&M is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by I&M currently pending or that I&M intends to initiate.


Proprietary Information Agreements.
                  Each of the I&M Employees, and all other persons who have been employees of or independent contractors to I&M since January 1, 1996 have executed a Proprietary Information and Inventions Agreement in the form provided to the Purchaser, except where the failure to have signed such an agreement would not have a material adverse effect on I&M's business or prospects, and such agreements are in full force and effect.


Patents and Trademarks.

          (a) I&M has valid title and, except for commercially licensed software, exclusive ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as proposed to be conducted after the date hereof without any conflict with or infringement of the rights of others, and I&M has taken all reasonable steps to preserve the title and ownership of such patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for I&M's business. The Schedule of Exceptions lists all patents owned by or licensed to I&M, all patent applications filed on behalf of I&M, all trademark registrations owned by I&M and all trade names used by I&M in its business.

          (b) I&M has not received any communications alleging that I&M has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

          (c) Immediately following the Closing, I&M shall have such rights as are legally necessary for its to conduct its business as presently conducted (other than the Materials Business) without infringing any patent, trademark, copyright or trade secret of OTC.


Compliance with Other Instruments.
                  I&M is not in  violation  or default of any  provision  of its
Certificate of Incorporation or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of I&M's knowledge, any provision of any federal or state statute, rule or regulation applicable to I&M. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of I&M or the suspension, revocation, impairment, forfeiture, or
non-renewal  of  any  material  permit,  license,   authorization,  or  approval
applicable to I&M, its business or operations or any of its assets or properties.


Material Agreements; Action.

          (a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between I&M and any of its officers, directors, affiliates, or any affiliate thereof.

          (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which I&M is a party or by which it is bound, other than in the ordinary course of business or those contemplated by this Agreement, that may involve (i) obligations (contingent or otherwise) of, or payments to I&M in excess of $50,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from I&M, (iii) ongoing obligations of I&M to any of its employees, officers or directors, (iii) provisions restricting or affecting the development, manufacture or distribution of I&M's products or services or (iv) any other obligations material to I&M's business.

          (c) Except for any transactions undertaken in order to facilitate the transfer of the Materials Business to OTC, I&M has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses and five (5) day wage advances, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.


Permits.
                  I&M has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of I&M. I&M is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.


Environmental and Safety Laws.
                  I&M (a) has never violated, and is presently in compliance with, all federal, state, and local environmental and health and safety laws, rules, regulations, ordinances and by-laws ("Environmental Laws") applicable to its business and properties; (b) has not generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced, or processed any pollutant, toxic substance, hazardous waste, hazardous substance, hazardous material, oil, or petroleum product ("Hazardous Materials") as defined under any Environmental Law, or any solid waste, in any manner contrary to law, and has no knowledge of the release or threat of release of any Hazardous Materials from its products, properties or facilities in any manner contrary to law; (c) has not (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, (ii) received notice under the citizen suit provision of any Environmental Law in connection with its business or any of its properties or facilities, (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal compliant or claim with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, and has no reason to believe that any matter described in (i) to
(iv) above will be forthcoming. No lien has been imposed on any of the properties or facilities of I&M by any governmental agency at the federal, state or local level in connection with the presence of any Hazardous Materials.


Manufacturing and Marketing Rights.
                  I&M has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person other than in the ordinary course of business as set forth in Schedule 2.13 attached, and is not bound by any agreement that affects I&M's rights to develop or manufacture its products.


Registration Rights.
                  I&M has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.


Corporate Documents.
                  Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Purchaser), the Certificate of Incorporation and Bylaws of I&M are in the form previously provided to counsel for the Purchaser.


Title to Property and Assets.
                  As of Closing I&M will own, and will have good, valid and marketable title to all property and assets purported to be owned by it or necessary to conduct its business as presently conducted, free and clear of all mortgages, liens, loans and encumbrances of any kind whatsoever, other than equipment which is leased. The Schedule of Exceptions contains an accurate listing of all personal property assets and inventory of I&M as of ______, 1998, together with a statement of the book and depreciated value of such assets as reflected on the books and records of I&M.


Financial Statements.
                  I&M has delivered to the Purchaser the unaudited financial statements of I&M (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes hereto) for the fiscal year ending on February 28, 1997, the unaudited financial statements of I&M (balance sheet and profit and loss statement) for each of the first, second and third quarters of fiscal year 1998, and for the two monthly periods following the end of the third fiscal quarter 1998 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements are correct, complete and in accordance with the books and records of I&M and fairly and accurately present the financial condition and operating results of I&M as of the dates, and for the periods, indicated therein, subject in the case of those Financial Statements relating to fiscal year 1998 to normal year-end adjustments. Except as set forth in the Financial Statements, I&M does not have material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to November 30, 1997 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of I&M. Except as disclosed in the Financial Statements, I&M is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. I&M maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.


Employee Benefit Plans.
                  I&M does not have any "Employee Benefit Plan" as defined in the Employee Retirement Income Security Act of 1974 other than medical, dental, vision, life insurance, and 401(k) plans provided through OTC. The execution of this Agreement, the Pledge Agreement and the Promissory Note, and the consummation of the actions contemplated hereby or thereby, will not cause any amounts to become due to any executives, officers, directors or employees of I&M.


Insurance.
                  The Schedule of Exceptions contains a description of the policies of insurance under which the business, property and employees of I&M are insured.


Labor Agreements and Actions.

          (a) I&M is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of I&M's knowledge, has sought to represent any of the employees, representatives or agents of I&M. There is no strike or other labor dispute involving I&M pending, or to the best of I&M's knowledge, threatened, nor is I&M aware of any labor organization activity involving I&M's employees.

          (b) I&M is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with I&M, nor does I&M have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of I&M is terminable at the will of I&M. The Schedule of Exceptions contains a complete list of the current employees of I&M and their current rates of compensation.

          (c) To the best of I&M's knowledge, I&M has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.


Representations, Covenants and Warranties of OTC.
                  OTC hereby represents and warrants to the Purchaser that, except as set forth on a schedule of exceptions (the "Schedule of Exceptions") furnished to the Purchaser and special counsel for the Purchaser, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:


Organization, Good Standing and Qualification.
                  OTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OTC has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.


Authorization.
                  All corporate action on the part of OTC, its respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Stockholders Agreement, the performance of all obligations of OTC hereunder and thereunder constitute valid and legally binding obligations of OTC, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.


Patents and Trademarks.
                  (a) OTC has not received and, to the knowledge of OTC, I&M has not received, any communication alleging that I&M has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of any other person or entity.

                  (b) Immediately following the Closing, I&M shall have such rights as are legally necessary for it to conduct its business as presently conducted (other than the Materials Business) without infringing any patent, trademark, copyright or trade secret of OTC.


Material Agreements; Action.
                  Except for agreements explicitly contemplated hereby, to the knowledge of OTC, there are no agreements or understandings with respect to existing transactions or proposed transactions between I&M and any of its officers, directors, affiliates, or any affiliate thereof.


Environmental and Safety Laws.
                  To the best of OTC's knowledge, in the conduct of the Materials Business I&M (a) has never violated, and is presently in compliance with, all federal, state, and local environmental and health and safety laws, rules, regulations, ordinances and by-laws ("Environmental Laws") applicable to its business and properties; (b) has not generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced, or processed any pollutant, toxic substance, hazardous waste, hazardous substance, hazardous material, oil, or petroleum product ("Hazardous Materials") as defined under any Environmental Law, or any solid waste, in any manner contrary to law, and has no knowledge of the release or threat of release of any Hazardous Materials from its products, properties or facilities in any manner contrary to law; (c) has not (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, (ii) received notice under the citizen suit provision of any Environmental Law in connection with its business or any of its properties or facilities, (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal compliant or claim with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, and has no reason to believe that any matter described in (i) to
(iv) above will be forthcoming. No lien has been imposed on any of the properties or facilities of I&M by any governmental agency at the federal, state or local level in connection with the presence of any Hazardous Materials.


Financial Statements.
                  To OTC's knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements may not contain all footnotes required by generally accepted accounting principles. To OTC's knowledge the Financial Statements are correct, complete and in accordance with the books and records of I&M and fairly and accurately present the financial condition and operating results of I&M as of the dates, and for the periods, indicated therein, subject in the case of those financial Statements relating to fiscal year 1998 to normal year-end adjustments.


Release of Liens.
                  OTC covenants to pay off all of the encumbrances on all inventory retained by I&M promptly after the Closing.


Tax Matters.

          (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

               (1) The term "Group" shall mean,  individually and  collectively,
(i) I&M, (ii) OTC, and (iii) any individual, trust, corporation, partnership or any other entity as to which I&M is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

               (2) The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.

               (3) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          (b) Returns Filed and Taxes Paid. All Returns required to be filed by or on behalf of members of the Group have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. I&M has never been a member of an affiliated group filing consolidated returns other than a group of which I&M and OTC were the only members. Neither I&M nor any member of the Group do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Purchaser.


          (c)Tax Deficiencies; Audits; Statutes of Limitations. The Returns of the Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Group, and no member of the Group has received notice (in writing, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. The Group is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (in writing, formally or informally) against the Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Group. I&M and each member of the Group have disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

          (d) Tax Sharing Agreements. I&M is not (nor has it ever been) a party to any tax sharing agreement.

          (e) Section 338 Election. OTC is the Parent and I&M is a member of an affiliated group filing consolidated income tax returns and OTC has the authority to consent to the Code Section 338(h)(10) election and similar state elections with respect to this transaction.


Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants that:


Authorization.
                  Purchaser has full power and authority to enter into this Agreement, the Stockholders Agreement and the Pledge Agreement and to conduct its business as presently and proposed to be conducted. The execution and delivery by Purchaser of the Agreement, the Stockholders Agreement and the Pledge Agreement have been authorized by all necessary corporate action. The Agreement, the Stockholders Agreement and the Pledge Agreement constitute the valid, binding and legally enforceable agreements of Purchaser, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.


Purchase Entirely for own Account.
                  The New Shares will be acquired by Purchaser for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the New Shares. .


Disclosure of Information.
                  Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the New Shares. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from I&M and OTC regarding the terms and conditions of the offering of the New Shares and the business, properties, prospects and financial condition of I&M. The foregoing, however, does not limit or modify the representations and warranties of I&M in Section 2 of this Agreement or the right of the Purchaser to rely thereon.


Investment Experience.
                  Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the New Shares.


Accredited Investor.
                  Purchaser is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

Restricted Securities.
                  Purchaser understands that the New Shares are "restricted securities" under the federal securities laws inasmuch as they are being acquired from I&M in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed hereby and by the Act.


Conditions of Purchaser's Obligations at Closing.
                  The obligations of Purchaser to consummate the transactions described in this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against the Purchaser unless the Purchaser shall consent thereto in writing:


Representations and Warranties.
                  (a) The representations and warranties of I&M in Section 2 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                  (b) The representations and warranties of OTC in Section 3 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.


Performance.
                  OTC and I&M shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.


Closing Certificates.
                  An officer of I&M and OTC respectively shall deliver to the Purchaser at the Closing a Closing Certificate stating that the respective conditions specified in Sections 5 have been fulfilled and, with respect to the certificate to be delivered by I&M, stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of I&M since December 31, 1997.


Government Approvals.
                  All authorizations, approvals, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with this Agreement, including but not limited to the lawful issuance and sale of the Securities pursuant to this Agreement, shall be duly obtained and effective as of the Closing. There shall have been no suit, action, investigation, inquiry, or other proceeding instituted or threatened by any governmental authority or other person with respect to the transactions contemplated by this Agreement


Proceedings and Documents.
                  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser's special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.


Board of Directors.
                  Mitch Underseth of the Board of Directors of I&M shall have tendered his resignation as a member of the Board.


Opinion of Company Counsel.
                  The Purchaser shall have received from Wise and Shepard LLP, counsel for I&M and OTC, an opinion, dated as of the Closing, in form and substance satisfactory to Purchaser and its counsel.


Distribution of Materials Business.
                  I&M shall have completed the transactions described in Section
1.1 of this Agreement.


Indebtedness.
                  I&M shall have no obligations, and its assets shall not be subject to any obligations or liens, relating to any indebtedness of OTC or any affiliate thereof (other than I&M) to KBK.


Conditions of I&M's Obligations at Closing.
                  The obligations of I&M to the Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Purchaser:


Representations and Warranties.
                  The representations and warranties of the Purchaser contained in Section 4 shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.


Payment of Purchase Price.
                  The Purchaser shall have delivered to I&M the Purchase Price specified in Section 1.2 and shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.


Closing Certificate.
                  The Purchaser shall deliver to I&M at the Closing the Purchaser Closing Certificate stating that the conditions specified in Sections 6 and 7 have been fulfilled.


Qualifications.
                  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.


Conditions of OTC's Obligations at Closing.
                  The obligations of OTC to I&M and the Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Purchaser:


Representations and Warranties.
                  The representations and warranties of the Purchaser contained in Section 4 shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.


Redemption Price.
                  I&M shall have delivered to OTC the Redemption Price.


Pledge Agreement and New Shares.
                  Purchaser shall have delivered to OTC an executed copy of the Pledge Agreement and stock certificate for the New Shares together with a stock power endorsed in blank.



Post Closing Covenants.

Tax Matters and Post-Closing Cooperation.

          (a) OTC shall pay all Taxes arising from the transfer of the Materials Business from I&M to OTC. In addition, OTC shall pay all other Taxes that may be due after the Closing Date that are allocable to the period prior to and including the Closing Date attributable to I&M's operations. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of I&M, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable law does not permit I&M to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of I&M for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on I&M on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

          (b) OTC shall pay to I&M the amount by which any Taxes are imposed on I&M or Purchaser to the extent such Taxes exceed the amount of Taxes that would have been imposed if I&M had never been part of a unitary group or combined group for state tax purposes.

          (c) If in any period ending after the Closing Date I&M earns any credit or recognizes any loss which cannot be applied against its tax liability for such period, and is permitted by law to carry back such credit or loss to a period ending on or prior to the Closing Date, and if the Group shall receive a tax reduction for the period to which such credit or loss is properly carried back, then OTC shall immediately remit to I&M the amount of such tax reduction up to the amount which the Group would have received if such carryback were the only item giving rise to a tax reduction for such period. OTC agrees that it will cooperate with Purchaser and I&M and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for I&M.

          (d) I&M shall file and control any Returns required to be filed by I&M after the Closing Date. OTC agrees that it shall provide, and shall cause its accountants and other representatives to provide, to I&M on a timely basis the information, including but not limited to all work papers and records relating to I&M, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to (i) the preparation of any and all Returns, information returns and reports required to be filed by I&M with governmental agencies and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained by OTC, its accountants or other representatives.

          (e) OTC shall, at its sole cost and expense, deliver to I&M at the earliest practicable date, but not later than 30 days after the Closing Date, clearance certificates, such as those issued by the State of California pursuant to California Revenue and Taxation Code Section 6812 (sales tax) and California Unemployment Insurance Code Section 1732 (employment taxes) and dated not earlier than 15 days before the Closing Date certifying that I&M is not liable for any amounts referred to in California Revenue and Taxation Code Section 6811 or California Unemployment Insurance Code Section 1731 and that I&M is not required to withhold any purchase price thereunder (and would not be so required in an asset purchase).

          (f) Section 338(h)(10) Election. Provided that the parties mutually agree, they shall each timely take any and all actions necessary to effect elections with respect to I&M under Code Section 338(h)(10) (and the Treasury Regulations promulgated thereunder) and any comparable provisions of state, local or foreign law (collectively and separately the "338(h)(10) Election"). I&M shall be responsible for, and control, the preparation and filing of such election.


Transition Services.
                  OTC shall provide I&M with human resources and accounting services of a scope and type comparable to those provided to I&M prior to the Closing for a period of one year after the Closing, and MIS services for six months, the first three months at no charge, with the next three months at 50% of OTC's cost. I&M shall pay OTC a reasonable charge for such services, based on the OTC's cost of providing such services, which shall be pursuant to a services agreement substantially in the form attached hereto as Exhibit D (the "Services Agreement").


Non Competition; Non Solicitation.
                  Neither I&M nor OTC shall, for a period of five years from the Closing Date, compete in the business of the other as such business is constituted immediately following the Closing or proposed to be conducted after the consummation of the transactions contemplated by this Agreement. Each of the parties agrees that it will not solicit or hire the current, past or future employees or full-time independent contractors or consultants of the other for a period of two years following the Closing Date.


Intragene(TM) License.
                  Within ten days after the Closing Date, OTC and I&M shall enter into a license agreement under which OTC grants I&M the exclusive right to produce, use and sell OTC's Intragene(TM) technology in the territory consisting of the former territories and states of the former Soviet Union and under which I&M shall pay to OTC a four percent (4%) royalty of its net revenues, as customarily defined, derived from the sale of such Intragene(TM) technology (the "License Agreement").


Indemnification.

Survival of Representations and Warranties.
                  The warranties, representations and covenants of OTC, I&M and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or I&M for a period of two (2) years after the Closing, except for the provisions of Sections 3.8 and 8.1, which shall continue in full force and effect until all applicable statutes of limitations, including waivers and extensions, have expired with respect to each matter addressed therein.


Indemnification.
(a) From and after the Closing Date, OTC shall protect, defend, indemnify and hold harmless I&M from any and all Taxes (including without limitation any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the I&M) which are (i) imposed on the OTC or any member (other than I&M) of the consolidated, unitary or combined group which includes or included I&M that I&M pays, otherwise satisfies in whole or in part, or results in liens or encumbrances on any assets of I&M; and (ii) imposed on I&M in respect of its income, business, property or operations or for which I&M may otherwise be liable (A) for any taxable period prior to the Closing Date,
(B) resulting by reason of the several liability of I&M pursuant to Treasury Regulations section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of I&M having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) resulting from I&M ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes OTC, (D) in respect of any Post-Closing Period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Period,
(E) in respect of any Post-Closing Period, attributable to any items of income or gain of a partnership reporting I&M as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, (F) attributable to any discharge of indebtedness that may result from any capital contributions by OTC (or an affiliate of OTC) to I&M of any inter-company indebtedness owed by I&M to OTC (or an affiliate of OTC), or (G) resulting from the breach of OTC's covenant set forth in Section 8.1; provided, however, that OTC's liability under the foregoing provisions of this paragraph shall be reduced as to any item to the extent that such item was specifically and fully reserved for in the December 31, 1997 financial statements.

          (b) I&M will, as to any Taxes in respect of which OTC has agreed to indemnify I&M, promptly inform OTC of, and permit the participation of OTC in, any investigation, audit or other proceeding by or with the Internal Revenue Service or any other taxing authority empowered to administer or enforce such a Tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of OTC (which consent will not be unreasonably withheld).

          (c) From and after the Closing Date, OTC shall protect, defend, indemnify and hold harmless I&M from any and all costs, claims, damage, expenses and liabilities, including but not limited to attorneys' fees and expenses related to or arising out of (i) the operation of the Materials Business, whether by I&M prior to the Closing or OTC following the Closing; (ii) I&M's practices and conduct with respect to employment, employees and independent contractors prior to the Closing, regardless of whether any such employees or independent contractors are, following the Closing, employed by or under contract to I&M; and (iii) any breach of any material representation, warranty or covenant of OTC contained in this Agreement.


Miscellaneous.

Successors and Assigns.
                  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.


Governing Law.
                  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.


Counterparts.
                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Titles and Subtitles.
                  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


Notices.
                  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.


Finder's Fee.
                  Each party respectively represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless I&M and OTC from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, partners, employees, or representatives is responsible. OTC agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which OTC or any of its officers, employees or representatives is responsible.


Expenses.
                  Irrespective of whether the Closing is effected, OTC on the one hand and the Purchaser on the other hand shall each pay all costs and expenses that each incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the other agreements and transactions described herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or such other agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.


Amendments and Waivers.
                  Any term of this Agreement may be amended (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of I&M, OTC and the Purchaser. No waiver shall be effective unless executed in writing by the party making such waiver. No waiver shall be effective prospectively unless it so explicitly states. Any amendment or waiver effected in accordance with this paragraph shall be binding upon any successor in interest to the party making such amendment or waiver, and the persons affected thereby.


Severability.
                  If one or more provisions of this Agreement is (are) held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


Arbitration of Disputes.
                  The parties shall submit any dispute under this agreement to binding arbitration in San Francisco, California pursuant to the commercial arbitration rules of the American Arbitration Association as modified by this Agreement. Such arbitration shall be conducted before a single arbitrator chosen mutually by the parties and after the exchange of all relevant documents. No discovery shall be allowed prior to the arbitration other than the aforementioned exchange of documents, which exchange shall be made in good faith by both parties. The arbitrator shall conduct a maximum of 5 days of hearings, after which she shall render a written decision with findings of fact and reasons for same. The decision shall be rendered within sixty (60) days after the last hearing date. The costs of arbitration shall be shared equally by the parties. The arbitrator, in his award, may in his discretion award attorneys' fees and other costs and expenses to the prevailing party.


Entire Agreement.
                  This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                  IN  WITNESS   WHEREOF,   the  parties   have   executed   this
Reorganization Agreement as of the date first above written.


                              I&M:

                              ORYX INSTRUMENTS AND MATERIALS CORPORATION



                              By:
                              Name: ______________________________
                              Title: _______________________________


                              Address:     ___________________________
                                           ---------------------------

                              PURCHASER:

                              CORUS INVESTMENT LIMITED


                               By:
                               Name: ______________________________
                               Title: _______________________________

                               Address: ___________________________
                                        ---------------------------


                               OTC:

                               ORYX TECHNOLOGY CORP.



                               By:
                               Name: ______________________________
                               Title: _______________________________


                               Address:     ___________________________
                                            ---------------------------